                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           WESTMORELAND COAL COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           WESTMORELAND COAL COMPANY
                       14th Floor - Holly Sugar Building
                            2 North Cascade Avenue
                       Colorado Springs, Colorado 80903


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders:

     The Annual Meeting of Stockholders of Westmoreland Coal Company will be held at The Antlers Adam's Mark Hotel, Summit Ballrooms I and II, 4 South Cascade Avenue, Colorado Springs, Colorado, on Friday, June 9, 2000 at 10:00 a.m. Mountain Daylight Time, for the following purposes:

1. The election by the holders of Common Stock of five directors to the Board of Directors to serve for a one-year term; and

2. The election by the holders of Depositary Shares of the Company (each representing one-quarter of a share of the Company's Series A Convertible Exchangeable Preferred Stock) of two additional directors to the Board of Directors to serve for a one-year term; and

3.   To approve and adopt the 2000 Long-Term Incentive Stock Plan; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on April 10, 2000 will be entitled to notice of and to vote at the meeting. The proxy statement which follows contains more detailed information as to the actions proposed to be taken .

     PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED
        ENVELOPE IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON.


                                             /s/ Paul W. Durham
                                                 Paul W. Durham
                                                 Corporate Secretary
April 20, 2000

                           WESTMORELAND COAL COMPANY
                       14th Floor - Holly Sugar Building
                            2 North Cascade Avenue
                       Colorado Springs, Colorado 80903

                                                              April 20, 2000

                                PROXY STATEMENT

General Information

     The enclosed proxy is solicited on behalf of the Board of Directors of Westmoreland Coal Company, a Delaware corporation ("Company") for use at the Annual Meeting of Stockholders to be held on June 9, 2000. The proxy may be revoked by a stockholder at any time before its exercise by written notice to the Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the meeting. The expense of this solicitation will be paid by the Company. This proxy statement and the enclosed proxy were first sent to stockholders of the Company on or about April 24, 2000.

     Stockholders of record at the close of business on April 10, 2000 ("record date") will be entitled to vote at the meeting. On the record date, the Company had outstanding 7,069,663 shares of Common Stock with a par value of $2.50 and 834,833 Depositary Shares (each of which represents one quarter of a share of Series A Convertible Exchangeable Preferred Stock with a par value of $1.00).

     The Common Stock and the Depositary Shares constitute all of the Company's voting securities. Each outstanding share of Common Stock and each outstanding Depositary Share will entitle the holder to one vote for each nominee as director; provided, however, that of the seven nominees for the Board of Directors of the Company, five of such nominees (the "Common Stockholder Nominees") will be elected solely by the holders of Common Stock ("Proposal 1 - Common") and two of such nominees (the "Depositary Stockholder Nominees") will be elected solely by the holders of Depositary Shares ("Proposal 1 - Depositary"). ACCORDINGLY, ONLY HOLDERS OF COMMON STOCK WILL BE ENTITLED TO VOTE ON PROPOSAL 1 - COMMON, AND ONLY HOLDERS OF DEPOSITARY SHARES WILL BE ENTITLED TO VOTE ON PROPOSAL 1 - DEPOSITARY.

     Separate proxy cards are being sent to holders of Common Stock and to the holders of Depositary Shares. If you only hold shares of Common Stock, you will only be sent the proxy card for holders of Common Stock. If you only hold Depositary Shares, you will only be sent the proxy card for holders of Depositary Shares. If you own both Common Stock and Depositary Shares, you will be sent both proxy cards and you should complete both proxy cards if you wish to vote your respective interests in both the Common Stock and Depositary Shares.

     A stockholder may, with respect to the election of directors for which such stockholder is entitled to vote: (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or
(iii) vote for the election of all named director nominees other than any nominee(s) with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy card. Duly executed and unrevoked proxies received by the Company prior to the Annual Meeting will be voted in accordance with the stockholders' specifications marked thereon. In the absence of a specific direction from the stockholder, the proxies will be voted for the election of all named director nominees.

     A stockholder may, with respect to the proposal to approve and adopt the 2000 Long-Term Incentive Stock Option Plan ("Proposal 2"): (i) vote for approval, (ii) vote against approval or (iii) abstain from voting on the proposal. An abstention from voting on the proposal has the effect of a vote against adoption of the proposal. In the absence of a specific direction from the stockholder, proxies will be voted for the adoption of the proposal.

     A quorum is necessary to hold a valid meeting of stockholders. If stockholders entitled to cast at least a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy, a quorum will exist for purposes of electing the nominees for the Board of Directors. Any shares owned by the Company are not voted and do not count for quorum purposes. In order to assure the presence of a quorum at the Annual Meeting, please vote your shares by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope, even if you plan to attend the Annual Meeting in person. Abstentions are counted as present, and broker non-votes may be counted as present, to establish a quorum.

     The Company's bylaws provide that directors shall be elected by the affirmative votes of a plurality of the votes of the shares present in person or by proxy at a meeting of stockholders at which a quorum is present and entitled to vote on the election of directors. As a result, withholding authority to vote for a director nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors. The Company's bylaws provide that, for all matters other than the election of directors, the affirmative vote of the majority of shares present in person or by proxy at a meeting of stockholders at which a quorum is present and entitled to vote on the subject matter shall be the act of the stockholders. Approval of the 2000 Long-Term Incentive Stock Option Plan requires such a majority vote.
An abstention will have the same effect as a vote against the 2000 Long-Term Incentive Stock Option Plan, while broker non-votes will have no effect since under Delaware law they are not considered shares entitled to vote for this purpose.

                              PROPOSAL 1 - COMMON

             COMMON STOCKHOLDER NOMINEES FOR ELECTION AS DIRECTORS

     The five persons named below, all but one of whom are now directors of the Company, have been designated as the Common Stockholder Nominees for election to the Board of Directors for a one-year term. Four of these directors were elected by the stockholders of the Company at the 1999 Special Meeting of Stockholders. Thomas J. Coffey, the fifth nominee, was nominated to stand for election as a Common Stockholder Nominee by the Board of Directors on April 14, 2000. The persons named in the proxy card intend to vote for the election of these Common Stockholder Nominees. Each Common Stockholder Nominee has consented to being named and to serve if elected. If any Common Stockholder Nominee should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been designated by the Board of Directors. The Company has no reason to believe that any Common Stockholder Nominee will decline or be unable to serve. In addition, two Depositary Stockholder Nominees have been nominated by the Company and will be submitted to a vote of the holders of the Depositary Shares. See "Proposal 1 - Depositary - Depositary Stockholder Nominees for Election as Directors" below. The holders of the Company's Depositary Shares are not entitled to vote on this Proposal 1 - Common.

         THE BOARD OF DIRECTORS URGES HOLDERS OF COMMON STOCK TO VOTE
                    "FOR" THE COMMON  STOCKHOLDER NOMINEES.

                         Business Experience During Past Five Years and               Director     Current
Name                     Other Directorships                                  Age     Since        Committees/(1)/
------------------------------------------------------------------------------------------------------------------
Thomas J. Coffey         Vice President-Finance, Global Network Services       47      -----       -----
                         (since July 1999) and Vice President-Operations
                         Analysis (April 1998 - July 1999) of Unisys
                         Corporation; Senior Vice President, Chief
                         Financial Officer and Treasurer of Intelligent
                         Electronics, Inc. (July 1995 - September 1997);
                         and Partner of KPMG Peat Marwick, Philadelphia,
                         PA (1985-1995)

Pemberton Hutchinson     Chairman of the Board of the Company (January         69      1977        Executive
                         1992 - June 1996); Chief Executive Officer                                (Chairman);
                         (January 1989 - June 1993); and President of                              Compensation
                         the Company (June 1981 - June 1992); Director                             and Benefits
                         of Mellon Financial Corporation and Teleflex
                         Incorporated.

                         Business Experience During Past Five Years and               Director     Current
Name                     Other Directorships                                  Age     Since        Committees/(1)/
------------------------------------------------------------------------------------------------------------------
William R. Klaus         Chairman Emeritus, Pepper Hamilton LLP,               74     1973         Executive;
                         attorneys, and former Chairman, Commercial                                Compensation
                         Practice Dept. and Merger and Acquisition                                 and Benefits
                         Practice Group (retired 1996); Director, The                              (Chairman);
                         Fidelity Bank (May 1973 - April 1992);                                    Audit
                         Director, Pennsylvania Warehousing & Safe
                         Deposit Company, Inc. (since February 1968);
                         Director, Hyder Engineering & Consultants, Inc.
                         (subsidiary of Hyder plc, a U.K. company)
                         (since January 1990).

Thomas W. Ostrander      Managing Director, Salomon Smith Barney Inc.,         49     1995         Audit; Corp.
                         investment banking firm (and predecessor firms)                           Governance
                         (since 1989).                                                             (Chairman)

Christopher K. Seglem    Chairman  of the Board of Directors (since June       53     1992         Executive
                         1996) and Chief Executive Officer of the
                         Company (since June 1993); President of the
                         Company (since June 1992); Chief Operating
                         Officer of the Company (June 1992 - June 1993);
                         and Executive Vice President of the Company
                         (December 1990 - June 1992).

(1)  See "Information About the Board and Committees" below.

     The Company filed a voluntary petition for reorganization under Chapter 11 on December 23, 1996 (the "Bankruptcy Filing"). The Company successfully emerged from bankruptcy on January 4, 1999 pursuant to the terms of a consensual dismissal. Mr. Seglem was a Director and held the executive offices indicated at and within two years before the Bankruptcy Filing. In addition, Messrs. Hutchinson, Klaus and Ostrander were Directors of the Company at and within two years before the Bankruptcy Filing, and each of the executive officers named under "Executive Officers" below, except Mr. Lepchitz, was an executive officer of the Company at and within two years before the Bankruptcy Filing.

                            PROPOSAL 1 - DEPOSITARY

           DEPOSITARY SHAREHOLDER NOMINEES FOR ELECTION AS DIRECTORS

     The holders of the Depositary Shares will be entitled to elect two directors at the Annual Meeting. Each Depositary Share represents one-quarter of a share of the Company's Series A Convertible Exchangeable Preferred Stock, the terms of which entitle the holders thereof to elect two directors if there are six or more accumulated but unpaid Preferred Stock dividends. There are six or more such dividends, and the Board of Directors accordingly has nominated two persons for election as directors.

     The persons named in the following table have been designated as the Depositary Shareholder Nominees for election to the Board of Directors for a one-year term. These nominees were brought to the Company's attention as candidates by holders of Depositary Shares and were elected to the Board of Directors in September 1996, at a Special Meeting of the holders of Depositary Shares and re-elected at the 1999 Special Meeting of Stockholders. James W. Sight was originally appointed by the Board of Directors in 1995 to ensure the Board of Directors' attentiveness to the concerns of the holders of Depositary Shares after the Company had suspended payment of Preferred Stock dividends but before six dividends had accumulated. He was reelected by the holders of the Depositary Shares in June 1996, as one of the two directors elected by such holders. The persons named in the proxy card intend to vote for the election of the Depositary Stockholder Nominees named below, each of whom has consented to being named and to serve if elected. If any Depositary Shareholder Nominee should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been designated by the Board of Directors. The Company has no reason to believe that any Depositary Shareholder Nominee will decline or be unable to serve. The holders of the Company's Common Stock are not entitled to vote on this Proposal 1 - Depositary.

  THE BOARD OF DIRECTORS URGES HOLDERS OF DEPOSITORY SHARES TO VOTE "FOR" THE
                       DEPOSITARY SHAREHOLDER NOMINEES.

                         Business Experience During Past Five Years                  Director       Committee
Name                     and Other Directorships                           Age        Since         Memberships/(1)/
--------------------------------------------------------------------------------------------------------------------
James W. Sight/(2)/      Director of United Recycling Industries            44        1995          Audit; Corp.
                         (since January 1995); Director of U.S. Home                                Governance
                         Corp. (since June 1993); and private investor.

Robert E. Killen/(2)/    Chairman of the Board and Chief Executive          59        1996
                         Officer of The Killen Group, Inc. (since
                         April 1996); Chairman of the Board of Berwyn
                         Financial Services (since October 1991); and
                         President of The Killen Group, Inc. (from
                         September 1982 - April 1996).

(1)  See "Information About the Board and Committees" below.
(2)  Messrs. Killen and Sight were directors at the time of the Bankruptcy
     Filing.

Information About the Board and Committees

     The Board of Directors held 12 meetings during 1999. Each director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and of the total number of meetings held by all committees on which he served during the time he was in office.

     The Audit Committee of the Board of Directors comprised of Edwin E. Tuttle (Chairman), and Messrs. Klaus, Ostrander and Sight, met twice during the year. (Mr. Tuttle will not stand for reelection as a director at the Annual Meeting of Stockholders.) Following the Annual Meeting, the Board of Directors intends to nominate Mr. Coffey to be Chairman of this committee if he is elected as a director. This Committee, which reports to the Board of Directors, reviews the adequacy of the Company's internal accounting controls and oversees the implementation of management recommendations. It also reviews with the Company's independent auditors the audit plan for the Company, the internal accounting controls, the financial statements and management letter. In addition, it recommends to the Board of Directors the selection of independent auditors for the Company.

     The Compensation and Benefits Committee of the Board of Directors, comprised of Messrs. Klaus (Chairman), Hutchinson and Tuttle, met three times during 1999. This Committee reviews and administers the Company's and its subsidiaries' employee benefit programs and management compensation, and it reports its recommendations to the Board of Directors.

     The Executive Committee of the Board of Directors, comprised of Messrs. Hutchinson (Chairman), Klaus, Seglem and Tuttle, did not meet during 1999. To the extent permitted by law, this Committee is authorized to exercise the power of the Board of Directors with respect to the management of the business and affairs of the Company.

     The Corporate Governance Committee, comprised of Messrs. Ostrander (Chairman) and Sight, did not meet during 1999. This Committee is authorized to review issues related to corporate governance and structure and to make recommendations to the Board of Directors.

     The Board of Directors does not have a standing nominating committee.

                      BENEFICIAL OWNERSHIP OF SECURITIES

     Except as set forth in the following table, no person or entity known to the Company beneficially owned more than 5% of the Company's voting securities as of April 1, 2000:

                                          Number of Shares and Nature of Beneficial Ownership (1)
                                          ---------------------------------------------------
 Name and Address of                    Common            Percentage of          Depositary          Percentage of
 Beneficial Owner                       Stock              Common Stock            Shares           Depositary Shares
---------------------------------------------------------------------------------------------------------------------
The Killen Group, Inc.               759,251(2)                   10.7%               750(3)                      -
1189 Lancaster Avenue
Berwyn, PA 19312

Jeffrey L. Gendell                   408,300                       5.8%                 -                         -
200 Park Avenue
Suite 3900
New York, NY 10166

Stephen D. Rosenbaum                       -                         -             80,000(4)                    9.6%
817 N. Calvert Street
Baltimore, MD 21202

Frank E. Williams, Jr.,            1,179,500(5)                   16.7%            28,431(6)                    5.8%
Guy Orlando Dove, III,
and entities managed by
Wynnefield Capital
Management, LLC
c/o 2789-B Hartland Road
Falls Church, VA 22043

(1) Based solely on information contained in Schedules 13D and 13G filed by the beneficial owners with the Securities and Exchange Commission or information furnished to the Company. Except as indicated below, the respective beneficial owners have reported that they have sole voting power and sole dispositive power with respect to the securities set forth opposite their names. For ease of analysis, the Common Stock information in the table and the related footnotes does not include the number of shares of Common Stock into which the Depositary Shares may be converted. A holder of Depositary Shares may convert such Depositary Shares into shares of Common Stock at any time at a conversion ratio of 1.708 shares of Common Stock for each Depositary Share. Consequently, a holder of Depositary Shares is deemed to beneficially own all of the shares of Common Stock into which such holder's Depositary Shares may be converted. However, for so long as the Company is in arrears on six or more preferred stock dividends, holders of Depositary Shares are not entitled to vote for the election of directors to be elected by holders of the Common Stock unless such Depositary Shares are actually converted prior to the record date for the Annual Meeting.

(2) Includes 19,184 shares of Common Stock owned by Mr. Killen as a personal investment, 624,067 shares of Common Stock owned by The Killen Group, Inc. ("The Killen Group"), of which Mr. Killen is the Chairman, Chief Executive Officer and sole stockholder, 61,500 shares of Common Stock held by a limited partnership of which Mr.

     Killen and his spouse are general partners and 54,500 shares of Common Stock which may be purchased upon exercise of options under the 1991 Non-Qualified Stock Option Plan for Non-Employee Directors and the 1996 Directors' Stock Option Plan. Of the 624,067 shares of Common Stock, The Killen Group reports that it has sole voting power with respect to 470,350 shares. See Notes (1) and (3).

(3) Includes 750 Depositary Shares held as a personal investment. These Depositary Shares are convertible into 1,281 shares of Common Stock, which shares of Common Stock, together with the 704,751 shares of Common Stock reported in the table, would represent 10% of the total shares of Common Stock outstanding. See Notes (1) and (2).

(4) The Depositary Shares are convertible into 136,640 shares of Common Stock which would represent 1.9% of the total shares of Common Stock outstanding.

(5) According to a Schedule 13D dated March 1, 2000 filed with the Securities and Exchange Commission, Messrs. Frank E. Williams, Guy Orlando Dove, III, and entities managed by Wynnefield Capital Management, LLC and controlled by Mr. Nelson Obus are a group for the purpose of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Of the aggregate reported shares, Mr. Williams beneficially owns 245,500 shares of Common Stock (representing 3.5% of the Common Stock). Mr. Dove beneficially owns 234,000 shares of Common Stock (representing 3.3% of the Common Stock) and Mr. Obus, through three limited partnerships of which Wynnefield Capital Management, LLC is general partner, beneficially owns 700,000 shares of Common Stock (representing 9.9% of the Common Stock). Of the 245,500 shares of Common Stock beneficially owned by Mr. Dove, 10,000 are owned by his adult children with whom Mr. Dove has shared voting power. Of the 700,000 shares of Common Stock beneficially owned by Mr. Obus, 244,453 shares (representing 3.4% of the Common Stock) are owned by Wynnefield Partners Small Cap Value L.P., 322,847 shares (representing 4.6% of the Common Stock) are owned by Wynnefield Partners Small Cap Value L.P. I and 132,700 shares (representing 1.9% of the Common Stock) are owned by Wynnefield Small Cap Value Offshore Fund Ltd. (Wynnefield Partners Small Cap Value L.P., Wynnefield Partners Small Cap Value L.P. I and Wynnefield Small Cap Value Offshore Fund Ltd. are referred to collectively as the "Wynnefield Funds").

     According to a Schedule 13D dated March 8, 1999, this group previously included R. Bentley Offutt, who at that date reported beneficial ownership of 199,400 shares of Common Stock. Mr. Offut is no longer listed as a member of this group. The amount of Common Stock beneficially owned by this group has decreased from 1,268,028 shares (18.1% of outstanding Common Stock), as reported in the Company's Proxy Statement dated April 14, 1999 ("1999 Proxy Statement"), to 1,179,500 shares (16.7% of outstanding Common Stock), as shown above. The amount of Depositary Shares beneficially owned by this group has decreased from 114,400 shares, as reported in the 1999 Proxy Statement, to 28,431 shares, as shown above. This represents a relative increase from 5.0%, as reported in the 1999 Proxy Statement, to 5.8%, as shown above, due to the reduction in the total number of Depositary Shares outstanding as a result of tender offers by the Company during 1999 for a substantial portion of the then outstanding Depositary Shares. See Notes (1) and (6).

(6) Of the aggregate reported shares, Mr. Williams owns 15,308 Depositary Shares (representing 1.8% of Depositary Shares), Mr. Dove owns 13,123 Depositary Shares (representing 1.6% of Depositary Shares) and neither Mr. Obus nor any Wynnefield Fund owns Depositary Shares any longer. These Depositary Shares are convertible into a total of 48,560 shares of Common Stock, which shares of Common Stock, together with the 1,179,500 shares of Common Stock reported in the table, would represent 17.4% of the total shares of Common Stock outstanding. See Notes (1) and (5).

     The following table sets forth information as of April 10, 2000 concerning stock ownership of individual directors and named executive officers, and of the executive officers and directors of the Company as a group:

                                              Number of Shares and Nature of Beneficial Ownership (1)
                                              ---------------------------------------------------
                                                                                                  Percentage of
 Name of Directors, Named Executive                           Percentage of       Depositary       Depositary
 Officers and Persons as a Group          Common Stock        Common Stock          Shares          Shares
---------------------------------------------------------------------------------------------------------------
Thomas J. Coffey                                 -                    -                 -                 -
R. Page Henley                              56,440/(2)/               *                 -                 -
Pemberton Hutchinson                        65,600/(3)/               *                 -                 -
Robert J. Jaeger                            20,000/(4)/               *                 -                 -
Robert E. Killen                           759,251/(5)/            10.7%              750/(6)/            *
William R. Klaus                            74,214/(7)/             1.0%                -                 -
W. Michael Lepchitz                         41,756/(8)/               *                25                 *
Thomas W. Ostrander                         65,323/(9)/               *                 -                 -
Christopher K. Seglem                      240,766/(10)/            3.3%            1,181/(11)/           *
James W. Sight                             331,000/(12)/            4.7%                -                 -
Edwin E. Tuttle                            103,415/(13)/            1.5%                -                 -
Theodore E. Worcester                       71,762/(14)/              *                 -                 -
Directors and Executive Officers
of the Company as a Group (12
persons)                                 1,829,527                 23.5%            3,181                 *

_________
(1) This information is based on information known to the Company or furnished to the Company by directors and executive officers. Except as indicated below, the Company is informed that the respective beneficial owners have sole voting power and sole dispositive power with respect to all of the shares set forth opposite their names. Percentages of less than 1% are indicated by an asterisk. For ease of analysis, the Common Stock information in the table and the related footnotes do not include the number of shares of Common Stock into which the Depositary Shares may be converted. A holder of Depositary Shares may convert such Depositary Shares into shares of Common Stock at any time at a conversion ratio of 1.708 shares of Common Stock for each Depositary Share. Consequently, a holder of Depositary Shares is deemed to beneficially own all of the shares of Common Stock into which such holder's Depositary Shares may be converted. However, for so long as the Company is in arrears on six or more preferred stock dividends, holders of Depositary Shares are not entitled to vote for the election of directors to be elected by holders of the Common Stock unless such Depositary Shares are actually converted prior to the record date for the Annual Meeting. Also, shares which may be purchased under option plans are reflected in the table but are not entitled to vote unless exercised prior to the record date for the Annual Meeting. The Westmoreland Coal Company and Affiliated Companies Employees' Savings/Retirement Plan (the "401(k) Plan") provides investment alternatives which include a Common Stock Fund and a Depositary Share Fund. All amounts included herein held through the 401(k) Plan are as of December 31, 1999.

(2) The amount in the table for Mr. Henley includes 2,930 shares of Common Stock held by the Mellon Bank, as trustee of the 401(k) Plan. The amount also includes 28,500 shares of Common Stock which may be purchased upon exercise of options under the 1985 Westmoreland Incentive Stock Option and Stock Appreciation Rights Plan (the "1985 Plan") and the 1995 Long-Term Incentive Stock Plan (the "1995 Plan"). Mr. Henley retired effective March 31, 2000.
(3) Includes 59,000 shares of Common Stock which may be purchased upon exercise of options under the 1991 Non-Qualified Stock Option Plan for Non-Employee Directors (the "1991 Plan") and the 1996 Directors' Stock Option Plan (the "1996 Plan").
(4) Includes 18,000 shares of Common Stock which may be purchased upon exercise of options under the 1995 Plan.
(5) Includes 624,067 shares of Common Stock held by The Killen Group Inc., of which Mr. Killen is the Chairman, Chief Executive Officer and sole stockholder, 61,500 shares held by a limited partnership of which Mr. Killen and his spouse are the general partners, and 19,184 shares held by Mr. Killen as a personal investment. Also includes 54,500 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan and the 1996 Plan.
(6)  Includes 750 Depositary Shares held by Mr. Killen as a personal investment.
(7) Includes 63,500 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan and the 1996 Plan.
(8) Includes 256 shares of Common Stock and 25 Depositary Shares held by the Mellon Bank, as trustee of the 401(k) Plan. Also includes 15,000 shares of Common Stock which may be purchased upon exercise of options under the 1995 Plan.
(9) Includes 56,000 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan and the 1996 Plan.
(10) Includes 2,666 shares of Common Stock held by Mellon Bank, as trustee of the 401(k) Plan. Also includes 233,000 shares of Common Stock which may be purchased upon exercise of options under the 1985 Plan, the 1995 Plan and the 1996 Plan.
(11) Includes 81 Depositary Shares held by Mellon Bank, as trustee of the 401(k) Plan.
(12) Includes 56,000 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan and the 1996 Plan.
(13) Includes 63,500 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan and the 1996 Plan.
(14) Includes 6,762 shares of Common Stock held by Mellon Bank, as trustee of the 401(k) Plan. Also includes 65,000 shares of Common Stock which may be purchased upon exercise of options under the 1985 Plan and the 1995 Plan.

                              EXECUTIVE OFFICERS

     The following sets forth certain information with respect to the executive officers of the Company as of December 31, 1999.

       Name                            Age       Position
       ----                            ---       --------
       Christopher K. Seglem/(1)/       53       Chairman of the Board, President and Chief
                                                 Executive Officer

       R. Page Henley, Jr. /(2)/        65       Senior Vice President - Acquisitions and
                                                 Development, and Government Affairs; President,
                                                 Westmoreland Coal Sales Company

       Robert J. Jaeger/(3)/            51       Senior Vice President - Finance and Treasurer

       Theodore E. Worcester/(4)/       59       Senior Vice President of Law and Administration,
                                                 General Counsel and Assistant Secretary

       W. Michael Lepchitz/(5)/         46       President and General Counsel, Westmoreland
                                                 Energy, Inc.

_________
(1) Mr. Seglem was elected President and Chief Operating Officer of the Company in June 1992, and a Director of the Company in December 1992. In June 1993, he was elected Chief Executive Officer, and relinquished the position of Chief Operating Officer. In June 1996, he was elected Chairman of the Board. He is a member of the bar of Pennsylvania.

(2) Mr. Henley was elected Senior Vice President--Government Affairs in June 1992. In 1993, he was elected Vice President, General Counsel and Secretary of Westmoreland Energy, Inc. ("WEI"), a subsidiary of the Company. In 1994, Mr. Henley relinquished the position of General Counsel for WEI and was elected Senior Vice President--Development of the Company. In 1995, he was elected President of Westmoreland Coal Sales Company and retained the position of Vice President with WEI. In 1997, Mr. Henley's duties with the Company were expanded to include acquisitions, and his title was revised accordingly. He is a member of the bars of West Virginia and Virginia. Mr. Henley retired effective March 31, 2000.

(3) Mr. Jaeger held various financial positions at Penn Virginia Corporation from 1976 and was Vice President and Chief Financial Officer when he left in March 1995. He joined Westmoreland Energy, Inc. in April 1995 as Vice President--Finance. He was elected Vice President--Finance, Treasurer and Controller of the Company in September 1995. He was elected Senior Vice President--Finance, Treasurer and Controller in February 1996 and relinquished the position of Controller in January 1998. Mr. Jaeger is a certified public accountant.

(4) Mr. Worcester was elected Vice President and General Counsel in 1990. He was elected Senior Vice President in June 1992 while remaining General Counsel of the Company. In 1995, he was elected Senior Vice President of Law and Administration and in 1996, Corporate Secretary, in addition to his General Counsel position. He is a member of the bar of Colorado. Mr. Worcester relinquished the title of Corporate Secretary as of January 1999. He resigned the positions shown in the table to become Of Counsel to the Company effective April 1, 2000.

(5) Mr. Lepchitz became General Counsel to Westmoreland Energy, Inc. in December 1994. He became Vice President and General Counsel in 1995, and in March 1996, while retaining his position as General Counsel, was elected President of Westmoreland Energy, Inc. He became Vice President and General Counsel of the Company effective April 1, 2000. He is a member of the bar of Virginia.

                            EXECUTIVE COMPENSATION

     The following table sets forth information for 1999, 1998 and 1997 as to the person who held the position of Chief Executive Officer during 1999 and other four most highly compensated executive officers at the end of 1999, whose total salary and bonus for 1999 exceeded $100,000.

                          Summary Compensation Table

                                                                              Long Term Compensation
                                         Annual Compensation ($)                      Awards
                                ------------------------------------------------------------------------        All
                                                           Other Annual    Restricted   Stock Options (#       Other
       Name and                                            Compen-sation     Stock       Common Shares)    Compen-sation
 Principal Positions                                                       Award(s)                             (3)
                          Year      Salary     Bonus(1)                     (2) ($)                             ($)
------------------------------------------------------------------------------------------------------------------------
Christopher K.              1999     334,802     667,000          19,304             -                 -          26,178
 Seglem, Chief              1998     334,802           -               -             -                 -          25,445
 Executive Officer          1997     334,802           -               -             -                 -          21,655
 and President

Theodore E.                 1999     186,830     300,000           4,181             -                 -           9,663
 Worcester, Senior          1998     183,181           -               -             -                 -           9,663
 Vice President of          1997     179,644           -               -             -                 -          11,356
 Law and
 Administration and
 General Counsel

R. Page Henley,             1999     182,000     100,000               -        80,000            10,000          10,253
 President,                 1998     178,446           -               -             -                 -          10,235
 Westmoreland Coal          1997     175,000           -               -             -                 -          39,834
 Sales Company, Inc.

Robert J. Jaeger,           1999     186,830     300,000          59,640             -                 -           5,400
 Vice President of          1998     177,112           -               -             -                 -           5,342
 Finance, Treasurer         1997     161,805           -               -             -                 -           5,011
 and Controller

W. Michael Lepchitz,        1999     125,400     200,000          18,711        46,000            15,000           4,480
President,                  1998     119,612           -               -             -                 -           4,480
Westmoreland Energy,        1997     110,310           -               -             -                 -           3,158
 Inc.

(1) These bonuses were earned in 1999 on the basis of performance from 1996 through early 1999, and were paid in connection with the Company's successful emergence from bankruptcy.

(2) Mr. Henley and Mr. Lepchitz were granted 20,000 and 11,500 shares of restricted stock respectively, under the Westmoreland Coal Company 1995 Long-Term Incentive Stock Plan. These shares are valued in the table at the closing price of the Company's Common Stock on the date of grant, January 26, 1999.

(3) All Other Compensation for the named executive officers in 1999 consisted of directors' fees (for Mr. Seglem), Company contributions to the 401(k) Plan, and insurance premiums and financial planning fees paid by the Company. Mr. Seglem received directors' fees of $16,983 in 1999. Westmoreland has ended its historical practice of paying meeting fees to employee directors, and as a result, Mr. Seglem ceased receiving such fees after 1999. The Company contributed $4,000 to the 401(k) Plan during 1999 on behalf of each of Messrs. Seglem, Henley, Jaeger, Worcester and Lepchitz. In 1999 the Company paid life insurance premiums of $4,747, $6,253, $800, $4,063 and $480 for Messrs. Seglem, Henley, Jaeger, Worcester and Lepchitz, respectively, and paid financial planning fees of $448, $600 and $1,600 for Messrs, Seglem, Jaeger and Worcester, respectively.

     The following table represents information regarding options to purchase common shares granted to the named executive officers in 1999:

                     Option/SAR Grants in Last Fiscal Year

---------------------------------------------------------------------------------------------------------------
                                                                                         Potential Realizable
                                                                                           Value at Assumed
                                 Individual Grants                                       Annual Rate of Stock
                                                                                          Price Appreciation
                                                                                           for Option Term
---------------------------------------------------------------------------------------------------------------
                         Number of
                        Securities      Percent of total     Exercise
                        Underlying      options granted      or base
                         Options        to employees in     price per    Expiration
Name                     Granted          fiscal year         share         date            5% ($)       10% ($)
---------------------------------------------------------------------------------------------------------------
R. Page Henley, Jr.      10,000               15.4%           $4.00       1/26/09          25,156        63,748
W. Michael Lepchitz      15,000               23.1%           $4.00       1/26/09          37,734        95,622
---------------------------------------------------------------------------------------------------------------

     The following table presents information regarding stock option exercises by the named executive officers in 1999 and the number of unexercised options to purchase Common Stock held by them at December 31, 1999:

Aggregated Option/SAR Exercises in the last Fiscal Year and FY-End Option/SAR Values

------------------------------------------------------------------------------------------------------------------------
                                  Number                     Number of Securities                 Value of
                                 of Shares                  Underlying Unexercised               Unexercised
                                  Acquired      Value             Options at                In-the-Money Options at
                                    on         Realized        December 31, 1999               December 31, 1999
                                  Exercise
 Name                                                     Exercisable   Unexercisable     Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------------------------
 Christopher K. Seglem                  -           -       205,500         27,500          $52,500          $6,875
 Theodore E. Worcester                  -           -        65,000              -          $12,500               -
 R. Page Henley, Jr.                    -           -        28,500              -              -0-               -
 Robert J. Jaeger                       -           -        20,000              -          $12,500               -
 W. Michael Lepchitz               15,000     $34,453        15,000              -              -0-               -
------------------------------------------------------------------------------------------------------------------------

There are no outstanding stock appreciation rights.

Pension Plan

     The Company sponsors a Pension Plan (the "Plan") for eligible employees of the Company and its subsidiaries to which employees make no contributions. All employees whose terms and conditions of employment are not subject to collective bargaining and who work 1,000 or more hours per year are eligible for participation in the Plan. Eligible employees become fully vested after five years of service, or in any event, upon attaining age 65.

     The Plan was adopted effective December 1, 1997 as a qualified replacement plan for a previous plan (the "Previous Plan"), which was terminated effective November 30, 1996 (the "Previous Plan Termination Date"). In general, the Plan provides for payment of annual retirement benefits to eligible employees equal to 1.2% of any employee's average annual salaried compensation (over the sixty most highly compensated consecutive months of employment) plus 0.5% of such average annual compensation in excess of the employee's pay used to determine Social Security retirement benefits ("covered compensation") for each year of service to a maximum of 30 years, less the benefit, if any, provided to the participants under the Previous Plan. The Plan also provides for disability benefits and for reduced benefits upon retirement prior to the normal retirement age of 65. For the purpose of benefit calculation under the Plan, credited service under the Previous Plan is included with credited service under the Plan and a benefit amount is calculated using the above formula. The amount of the accrued benefit under the Previous Plan, calculated as of the Previous Plan Termination Date, is then subtracted to arrive at the benefit amount payable under the Plan.

     No amounts are included in the Salary column of the Summary Compensation Table above in respect of Plan contributions by the Company and its subsidiaries because the Plan is a qualified defined benefit plan. No contribution is required or permitted to this Plan for 1999, due to the full funding limitations imposed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The basis upon which benefits are computed is a straight-life annuity; payments are available in other forms on an actuarially reduced basis equivalent to a straight-life annuity. Benefit amounts set forth in the table below are not subject to any deduction for Social Security benefits or other offset amounts, except as noted below for the amount of the accrued benefit under the Previous Plan.

     The following table shows estimated annual retirement benefits, which are representative of an employee currently age 65 whose salary remained unchanged during his or her last five years of employment and whose benefit will be paid for the life of the employee:

                                        Years of Service
-------------------------------------------------------------------------------------------
  Remuneration           15              20           25             30             35
-----------------    -----------    -----------   -----------    -----------    -----------
     $125,000          $ 29,540       $ 39,387     $ 49,234        $ 59,081       $ 59,081
      150,000            35,915         47,887       59,859          71,831         71,831
      175,000            42,290         56,387       70,484          84,581         84,581
      200,000            48,665         64,887       81,109          97,331         97,331
      225,000            55,040         73,387       91,734         110,081        110,081
      250,000            61,415         81,887      102,359         122,831        122,831
      300,000            74,165         98,887      123,609         148,331        148,331
      350,000            86,915        115,887      144,859         173,831        173,831
      400,000            99,665        132,887      166,109         199,331        199,331
      450,000           112,415        149,887      187,359         224,831        224,831
      500,000           125,165        166,887      208,609         250,331        250,331

     The amounts shown in the above table would be reduced by the amount of accrued benefit under the Previous Plan. The amount of reduction from the annual benefit for the following individuals are: Mr. Seglem--$38,162; Mr. Henley-- $25,335; Mr. Worcester--$9,197; Mr. Jaeger--$2,619 and Mr. Lepchitz--$3,594.

     Three years and one month of service has been credited under the Plan subsequent to the Previous Plan Termination Date for each of Messrs. Seglem, Worcester, Henley, Jaeger and Lepchitz. Years of credited service under the Previous Plan as of the Previous Plan Termination Date for the following individuals and the amounts received by them from the Previous Plan in December 1997 in connection with the plan termination were: Mr. Seglem--16 years, three months, $174,424; Mr. Worcester--five years, 11 months; $71,993, Mr. Henley--12 years, 10 months, $261,589; Mr. Jaeger--one year, seven months, $10,603 and Mr. Lepchitz--five years.

     The current compensation covered by the Plan for any executive officer in the Summary Compensation Table is that amount reported in the Salary column, subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code").

     The Code limits the amount of compensation that may be taken into account for the purpose of determining the retirement benefit payable under retirement plans (such as the Plan) that are qualified under ERISA. So that the Company may provide retirement income to its senior executives and other key individuals that is commensurate as a percentage of preretirement income with that paid to other Company employees, the Company established a nonqualified Supplemental Executive Retirement Plan (the "SERP"), effective January 1, 1992, which currently covers all the executive officers listed in the Summary Compensation Table. The annual benefit presented in the above table includes the portion of retirement benefits payable through the SERP.

     To become vested in the SERP, a participant must attain age 55 and generally complete 10 years of service. Bonus amounts are included in a participant's compensation under the SERP, although excluded under the Plan. Benefits are payable out of the Company's general assets, and shall commence and be payable at the same time and in the same form as the Plan.

Severance Arrangements

     The Company has an Executive Severance Policy (the "Policy") which covers designated executive officers named above, and provides that an executive officer will be entitled to a severance award in the event of certain terminations of such person's employment with the Company or its subsidiaries. For purposes of the Policy, a termination is deemed to have occurred and severance will be granted at any and all times for the following reasons: (i) discharge for unacceptable job performance (other than that resulting from gross or willful misconduct, which is defined as an act or acts constituting larceny, fraud, gross negligence, crime or crimes, moral turpitude in the course of employment, or willful and material misrepresentation to the Company's directors or officers); (ii) discharge due to recognition of a mistake in the recruiting process, as determined by management; (iii) a significant reduction, or increase without adequate compensation, in the nature or scope of such executive's authority or duties; (iv) a relocation of such executive from Colorado Springs, Colorado to any location, or a reduction in such executive's base compensation, a material reduction of the value of the aggregate of employee benefits as described in the Policy, or cessation of eligibility for incentive bonus payments; or (v) in the event of a change in control of the Company, as defined in the Policy. This award will include an amount equal to twice the executive officer's annual average cash compensation, defined as the greater of the annualized base salary at the time of severance plus the amount of bonus awarded (including amount deferred) in that year or the annual average of the executive officer's most recent five calendar years of base salary and bonus awarded (including amounts deferred), including the year of termination. The severance award will be paid in approximately equal monthly installments over a period of 24 months following the date of termination, unless the executive officer elects to receive the present value of his total severance, including the present value of executive benefits (such as life and health insurance, stock options, and financial planning and outplacement services), in a lump sum cash distribution at the time of termination.

     A change in control of the Company is defined in the Policy as: (i) a transaction, acquisition, merger, other event or series of events ("events") which results in any individual, person, entity or group acting in concert ("person") having beneficial ownership of 20% or more of the Company's Common Stock or voting preferred stock or any combination thereof, that will give that person ownership or control of 20% or more of the combined voting power of all stock generally entitled to vote for the election of directors; or where such person prior to a transaction, acquisition, merger, other event or series of events holds a 20% or more voting power, as defined therein, an event which increases that person's interest by 5% or more; unless a majority of those members of the Board of Directors who were in office prior to the occurrence of the event determines at the next regularly scheduled Board meeting that the event was not hostile or adverse; or (ii) a change in the membership of the Board of Directors when, in less than two years, the directors prior to the change cease to constitute a majority, unless the new directors were designated as nominees or were elected to fill a vacancy on the Board by two-thirds of the incumbent directors at the time; or (iii) a consolidation or merger as a result of which the Company is not the surviving or continuing corporation or where the Company's stock is converted into cash, securities or other property; or any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or an adoption of any plan or proposal for the liquidation or dissolution of the Company.

Compensation of Directors

     In 1999, the attendance fee for the Chairman of the Board of Directors and for each committee chairman attending a Board or committee meeting was $1,250. The attendance fee for all other directors and committee members was $1,000 per meeting. The attendance fees paid to Mr. Seglem are included in the "All Other Compensation" column of the Summary Compensation Table. In addition, under the 1991 Plan, each non-employee director of the Company is entitled to receive on September 1 of each year through 2000 options to purchase 1,500 shares of Common Stock. Likewise, under the 1996 Directors' Stock Option Plan, each director is entitled to receive, as an initial grant, options to purchase 20,000 shares of Common Stock, and options to purchase 10,000 shares of Common Stock annually thereafter. No further options are presently available for issuance under this plan. In 1999, the annual retainer fee to each outside director was $15,000, $9,000 of which was paid in cash, and the remaining $6,000 of which directors could elect to receive in cash or in Common Stock of the Company.

     Mr. Hutchinson retired as an employee of the Company as of December 31, 1993. Mr. Hutchinson is entitled to receive benefit payments from the Company's SERP of $3,708 a month. These payments were not made while the Company was subject to bankruptcy court jurisdiction. A catch-up payment, including interest at the rate of 5.45% per annum, of $93,986 was made to Mr. Hutchinson after the dismissal of the Bankruptcy Filing in January 1999.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     Messrs. Klaus (Chairman), Tuttle and Hutchinson served on the Compensation and Benefits Committee during 1999.

     No member of this Committee was an officer or employee of the Company during 1999. One member of this Committee, Mr. Hutchinson, was formerly an officer of the Company. No executive officer of the Company served either as a member of the compensation committee or as a director of a company, one of whose executive officers served on the Company's Compensation and Benefits Committee, or as a member of the compensation committee of a company, one of whose executive officers served as a director of the Company.

Compensation & Benefits Committee Report on Executive Compensation

     The Compensation & Benefits Committee is responsible for setting the salaries and incentive compensation of the Company's executive officers. The Committee's objective is to attract, retain and motivate highly qualified executive officers and to reinforce their incentive to perform at the highest level, increase the Company's long-term profitability and increase shareholder value. The Committee is composed solely of directors who are not employees of the Company.

     In 1999, the Company retained the nationally recognized consulting firm William M. Mercer, Incorporated ("Mercer"), to conduct a review of Westmoreland's compensation package for senior executives and directors and to assist it in developing a compensation strategy based on the compensation paid to executives of companies comparable to Westmoreland and the Company's strategic situation. According to Mercer, Westmoreland senior executives' total annual cash compensation (base salary plus annual incentive compensation) is slightly below the median, but the lack of long-term incentives has caused the Company's senior executives to be compensated significantly below the median for total compensation, in each case by comparison with the companies Mercer considered comparable to the Company.

     The Committee met in December 1998, twice in March 1999, in December 1999 and in April 2000 to review compensation.

     The Committee has not increased the salary of Christopher K. Seglem, the Company's Chairman of the Board, President and Chief Executive Officer, since January 1996. Prior to that, his last salary increase had been in June 1993. Mr. Seglem's salary has remained fixed since January 1996 in light of the Company's need to conserve its capital resources both during and after its recent bankruptcy, as a gesture of good faith to the Company's creditors and shareholders and as an expression of confidence in the future success of the Company. At its meeting in December 1999, the Committee accepted Mr. Seglem's recommendation to continue this freeze on his salary.

     The decision not to increase Mr. Seglem's salary was made notwithstanding the Committee's consideration of quantitative and qualitative factors which, in the Committee's view, would have supported a salary increase. Quantitative factors considered included (i) the successful conclusion of the Company's bankruptcy cases on terms which reflected its greatly improved financial health and preserved 100% of the interests of equity security holders and creditors,
(ii) the completion of tender offers for a substantial portion of the Company's Depositary Shares (representing preferred stock) in April and October resulting in substantial premiums over market value being realized by tendering holders of Depositary Shares but at prices very favorable to the Company and remaining shareholders due to the total reduction of unpaid preferred stock dividends from $22.0 million to $9.3 million and a reduction of the Company's quarterly preferred stock dividend obligation from $1.2 million to $444,000, (iii) the reinstatement without interruption of health benefits to retired miners and their families under the Company's individual employer health benefit plan that was suspended as part of the bankruptcy, (iv) the diligent management of retiree health care costs within the constraints of the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act"), (v) the disciplined management of the Company's operations in 1999 including cost reduction and organizational improvement initiatives ranging across the Company's operations and corporate headquarters, (vi) the achievement of strong operating earnings and realization in 1999 of net proceeds in excess of $33 million from the sale of the Company's remaining interest in the Rensselaer independent power project, (vii) the aggressive protection of the Company's interests, including through litigation where necessary, and (viii) the development of the Company's post-bankruptcy strategic plan for growth.

     The qualitative factors considered by the Committee included uncontrollable factors affecting the Company's performance, Mr. Seglem's vision for the Company, his knowledge of and experience with the Company's business operations, his leadership qualities affecting the Company's relationships with stockholders, customers, suppliers, employees, collective bargaining organizations and the communities within which the Company has operations, his overall management abilities, initiatives and strategic planning for the future and his extraordinary efforts put forth by means of diligence, hard work and exceptionally long hours. These strengths and qualities are particularly valuable to the Company as it enters its renewal phase.

     Comparative factors considered were compensation paid to chief executive officers of companies comparable to the Company. Such companies were identified by Mercer and considered to be energy, coal and general mining companies as well as companies in a turnaround or renewal phase of the business cycle. An analysis of salaries, annual incentive compensation and long-term incentive compensation at such companies was prepared at the Committee's direction and considered by the Committee at its meetings in December 1999 and April 2000. This analysis showed Mr. Seglem to be 8% below the median for total annual cash compensation when the post-bankruptcy catch-up bonus paid to senior executives was annualized to determine the appropriate 1999 compensation for comparison purposes. Mr. Seglem's compensation was substantially below the median (i.e., it was only 38% of the median) when long-term incentive compensation, which is usually in the form of stock options or restricted stock, was also considered. For this reason, pursuant to the 1995 Long-Term Incentive Stock Plan (the "1995 Employees' Plan"), the Company awarded Mr. Seglem 15,000 shares of restricted stock (subject to delayed vesting over a three-year period conditioned on his voluntarily remaining with the Company) on April 13, 2000 and included him in the catch-up stock option awards under the 1996 Directors' Stock Incentive Plan pursuant to the terms of that Plan. Based on the recommendation of Mercer as to best practice, Mr. Seglem will not be included in any future Directors' awards but will be included in awards under employee incentive plans. Likewise, Westmoreland has ended its historical practice of paying meeting fees to employee directors, and as a result, Mr. Seglem ceased receiving such fees after 1999. The survey information underscored the need, in the Committee's view, for a new incentive stock option plan for employees such as the plan proposed for stockholder approval and described elsewhere in this proxy statement. The limited amount of stock available to the Company for awards under a new incentive stock option plan for employees, however, will likely prevent the Company from providing long-term incentive compensation to Mr. Seglem that is fully comparable with that of his peers.

     The Committee's determination that Mr. Seglem deserved a salary increase was based not only on the quantitative, qualitative and comparative factors described above but also on the Committee's good faith business judgement of his performance as it related to results in 1999, the actions he had taken to preserve and enhance shareholder value and the long-term positioning of the Company. The Committee did not apply a specific formula or attach specific weights to the foregoing factors, but in general the Committee attached more significance to the Company's overall financial and management performance, the progress in positioning the Company for growth and the importance of Mr. Seglem to these accomplishments.

     With respect to the other executive officers, the Committee considered the quantitative and comparative factors mentioned above, Mr. Seglem's recommendation regarding these officers and the fact that the corporate headquarters performs the same functions as it did prior to the Company's restructuring plan begun in 1993 with a substantial reduction in personnel which continued in 1999. The Committee supported Mr. Seglem's recommendation that, although the reasons cited above also support salary increases for these officers, in the absence of promotions or significant changes in job responsibilities, none of which occurred for these officers during 1999, their salaries would also remain frozen at the present time in order to control costs and maximize cash available for investment. The Committee noted that it may reconsider the salaries of Mr. Seglem and the other senior executive officers at a later date as the Company's strategic plan is implemented.

     Prior to the Chapter 11 cases, and as part of the Company's restructuring plan commenced in 1993, the Company had instituted a bonus incentive program designed to compensate the Company's executive officers for the Company's strategic performance and financial results which placed a substantial portion of their total compensation package "at risk" by deferring payment of that portion until the accomplishment of certain signal events related to restoration of the Company's financial health. The deferred portions of bonuses for 1994 and 1995 became payable during the Chapter 11 cases but, due to restrictions imposed by bankruptcy law, were not paid until after the cases were dismissed in January 1999. During the bankruptcy, the Committee did not award bonuses, and hence no bonuses for 1996, 1997 or 1998 were paid. The Committee believes that this decision was appropriate in light of the sacrifices the Company's other constituents, such as creditors and stockholders, could have been called upon to make in connection with the Chapter 11 cases. Bonuses were paid to the Company's executive officers in January 1999 following the consensual dismissal of the bankruptcy. These bonuses were earned in 1999 on the basis of performance from 1996 through early 1999, and were paid in connection with the Company's successful emergence from bankruptcy. At its meeting in December 1999, the Committee elected not to award additional annual cash incentive bonuses to Mr. Seglem or the other senior executive officers for the period after early 1999 as a further effort to control costs and maximize cash available for investment. Pursuant to the Mercer Report, the Company intends to include annual cash incentive compensation in its executive and key employee compensation package for 2000 based on the accomplishment of key strategic criteria. Because current salaries for senior executives are below market median levels, targeted awards are also below the market median.

     In addition, the Committee believes that stock options and restricted stock awards are an important feature of executive compensation. Stock option awards made to executive officers are designed to align the interests of management more closely with those of the stockholders of the Company by increasing stock ownership by management. Accordingly, options and restricted stock had been awarded to executive officers for 1995 and previous years, but for the reasons given above, no stock options or shares of restricted stock were awarded to executive officers during or with respect to 1996, 1997 or 1998. In January 1999, incentive stock options and restricted stock were awarded to Messrs. Henley and Lepchitz and certain other salaried employees, but not to the other senior executive officers, and in April 2000, such awards were made to the Company's senior executive officers and certain other salaried employees. Following this grant, no shares are presently available for awards of options or restricted stock under the 1995 Plan. To permit the Company to provide long-term incentive compensation in the future to its executive officers and other employees, it has proposed the 2000 Long-Term Incentive Stock Plan for stockholder approval at the upcoming Annual Meeting of Stockholders. (See "2000 Long-Term Incentive Stock Plan" below.) If such approval is received, the Committee will consider long-term incentive grants to the Company's senior executive officers and other employees following such approval.

The Committee has considered the issue of compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended, which deals with the annual deductibility of executive compensation in excess of $1 million for the named executive officers of the Company. The Committee attempts to administer its compensation programs so as to optimize their financial impact and motivational and retentive value, as well as the tax deductibility of compensation. While the Committee will seek to utilize deductible forms of compensation to the extent practical, the Committee does not believe that compensation decisions should be made solely to maintain the deductibility of compensation, particularly considering the small present likelihood of compensation for the named executives exceeding $1 million dollars in a given year. In addition, the Company uses Incentive Stock Options as its primary long-term employee incentive vehicle (which do not normally afford the Company a deduction for gain realized by the executive). The Committee will continue to monitor changes in the Company's business situation as well as its compensation programs, to determine if changes to this position are necessary to continue to optimize shareholder interests.

                                    William R. Klaus, Chairman
                                    Pemberton Hutchinson
                                    Edwin E. Tuttle
Performance Graph

     The following Performance Graph compares the cumulative total stockholder return on the Company's Common Stock for the five-year period December 31, 1994 through December 31, 1999 with the cumulative total return over the same period of the AMEX Market Index and the Dow Jones Coal Index, which is comprised of the following companies: Arch Coal Inc., Penn Virginia Corporation and Yanzhou Coal Mining. These comparisons assume an initial investment of $100 and reinvestment of dividends. The Common Stock and Depositary Shares traded on the New York Stock Exchange until December 23, 1996, when trading was halted in connection with the 1996 Bankruptcy Filing. Public trading for the Common Stock and Depositary Shares resumed in February 1997 on the Over the Counter Bulletin Board. After the Company emerged from bankruptcy in January 1999, it applied to list the Common Stock and the Depositary Shares on the American Stock Exchange. On April 16, 1999 the Common Stock and Depositary Shares began trading on the AMEX.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     Among Westmoreland Coal Company, AMEX
                     Market Index and Dow Jones Coal Index

                             [GRAPH APPEARS HERE]

-------------------------------------------------------------------------------
               12/30/94   12/29/95   12/23/96   12/31/97   12/31/98   12/31/99
-------------------------------------------------------------------------------
RELAND           100.00      38.89      14.81      21.30      56.48      48.15
-------------------------------------------------------------------------------
GROUP 1          100.00      84.15     113.66     130.22      83.51      76.82
-------------------------------------------------------------------------------
MARKET           100.00     128.90     136.01     163.66     161.44     201.27
-------------------------------------------------------------------------------

                             CERTAIN TRANSACTIONS

     Westmoreland Resources, Inc. ("WRI"), an 80% owned subsidiary, has a coal mining contract with Morrison Knudsen Company, Inc. ("MK"), one of its stockholders, pursuant to which MK mines the coal and delivers it to WRI. The contract term extends for the life of the economically recoverable coal reserves on the land presently leased from the Crow Tribe. Mining costs are incurred by WRI under the contract and were $19,445,000, $22,654,000 and $24,295,000 in
1999, 1998 and 1997, respectively.

       COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES AND EXCHANGE ACT

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission.
Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, all statements of beneficial ownership required to be filed with the Securities and Exchange Commission in 1999 were timely filed.

                                  PROPOSAL 2

                      2000 LONG-TERM INCENTIVE STOCK PLAN

     The Board of Directors proposes the 2000 Long-Term Incentive Stock Plan (the "Incentive Plan") for approval and adoption by the Company's stockholders. The Board of Directors believes that the Incentive Plan will help the Company to attract and retain qualified officers and other key salaried employees and will help to align the interests of Incentive Plan participants with the Company's stockholders.

     The decision of the Board of Directors to propose the Incentive Plan was also based on the recommendations of its nationally recognized independent compensation consultant, William M. Mercer, Incorporated. Mercer advised the Board that it is typical for companies in a turnaround or renewal phase to emphasize long-term incentives as a percentage of total compensation for executives and key employees. Mercer compared the Company's current compensation position for its senior executives to that of other companies considered by Mercer to be comparable for compensation purposes. Mercer reported that Westmoreland's total compensation of these senior executives was approximately 36% of the median (below the 25th percentile), among the companies Mercer considered comparable, due to its relative lack of long-term incentives.

     The full text of the Incentive Plan is set forth in Annex A to this Proxy Statement, and the description of the Incentive Plan set forth herein is qualified in its entirety by reference to the text of such plan.

     The Incentive Plan provides for the grant of three types of incentive awards: incentive stock options ("ISOs"), non-qualified stock options ("NQSOs") and stock awards (collectively, the "awards"). Options give the participant the right to purchase from the Company a specified number of shares of the Company's Common Stock for a specified price during a specified period. Options may be either ISOs, which are entitled to favorable tax treatment under provisions of the Internal Revenue Code of 1986, as amended (the "Code"), or NQSOs. Stock awards are awards payable in shares of Common Stock, which may be subject to risk of forfeiture if the employee ceases to be employed by the Company or designated subsidiaries of the Company during a specified period, or if specified performance criteria are not met.

     Under the Incentive Plan, awards will be granted by a committee or sub-committee of the Company's Board of Directors (the "Committee"), composed of two or more directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The total number of shares of the Company's Common Stock reserved and available for awards under the Incentive Plan will be 350,000, of which no more than one-third may be granted in the form of stock awards. Executives, managers and key employees of the Company and designated subsidiaries of the Company who are also salaried employees are eligible to participate in the Incentive Plan. The Company had approximately 15 such employees as of April 14, 2000.

     The Committee will select the employees to whom awards are granted and the number of shares subject to each award. Awards under the Incentive Plan are generally for no consideration other than services as an employee. The Committee has the discretion to determine whether to grant ISOs, NQSOs and/or stock awards to a participant and the terms and conditions of each award. In the event that the Committee determines that a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination or other similar corporate transaction may affect the rights of participants, the Committee may adjust the awards outstanding, or to be granted, and the conditions thereof, as well as the maximum number of awards issuable under the Incentive Plan.

     The Incentive Plan may be amended by the Board of Directors, but material amendments to the Incentive Plan, such as amendments that would materially increase the benefits or number of awards issuable under the Incentive Plan or materially modify the requirements for eligibility to participate in the Incentive Plan, would require stockholder approval.

     Furthermore, any amendment, alteration, suspension, discontinuance or termination of the Incentive Plan which would impair the rights of any participant to whom an award has been granted will require the consent of the participant.

     ISOs granted under the Incentive Plan may not have an exercise price less than the fair market value of a share of Common Stock on the date of grant of such option; however, the exercise price for ISOs granted to ten percent stockholders may not be less than 110 percent of the fair market value of a share on the date it was granted. ISOs and NQSOs shall expire not later than ten years after the date of grant; however, ISOs granted to a ten percent stockholder shall expire not later than five years after the date of grant.

     Stock awards may be granted subject to such restrictions, if any, as the Committee may impose. Such stock will cease to be subject to forfeiture at the end of any restriction period if the participant remains an employee throughout the restriction period, and if any performance criteria are met during the restriction period, although the Committee may determine in any instance to waive restrictions or forfeiture conditions in whole or in part.

     ISO's granted under the Incentive Plan are not transferable except by will or by the laws of descent and distribution and are exercisable during the life of the participant only by him, or his guardian or legal representative. NQSO's and non-vested restricted stock granted under the Incentive Plan may be transferred only to certain family members and certain family trusts and partnerships to the extent specifically permitted by the Committee in an applicable award agreement.

     In the event of a change of control (as defined in the Incentive Plan) of the Company, all stock awards with delayed vesting conditions will be deemed fully vested, and any option that was not previously exercisable and vested will become fully exercisable and vested.

     The Committee has full and final authority to administer the Incentive Plan, including but not limited to (i) determining the terms and conditions of any award granted, (ii) identifying employees who are "executives, managers or key employees" for the purpose of their eligibility to participate in the Incentive Plan, (iii) designating the subsidiaries of the Company whose employees are eligible to participate in the Incentive Plan, (iv) determining the form of award agreement, which need not be identical for each person, (v) correcting any defect or supplying any omission or reconciling any inconsistency in the Incentive Plan and construing and interpreting the Incentive Plan and any award, rules and regulations, award agreement or other instrument thereunder, and (vi) making all other decisions and determinations required under the Incentive Plan or as it may deem necessary or advisable.

     No awards have been granted under the Incentive Plan, nor will there be until the Incentive Plan has been approved by the stockholders. Following stockholder approval, it is the Board's intention to grant awards at annual intervals.

     Within a reasonable time after approval of the Incentive Plan by stockholders, it is the intention to register the 350,000 shares of Common Stock issuable under the Incentive Plan, pursuant to the Securities Act of 1933, as amended.

     The Company has been advised by counsel that under present federal tax laws, the federal income tax consequences of ISOs, NQSOs and restricted stock are as follows:

     Incentive Stock Options. A participant recognizes no income and the Company
     -----------------------
receives no deduction for federal income tax purposes when an ISO is granted or exercised. If a participant holds the shares acquired on exercise of an ISO for more than two years after the date the ISO is granted and more than one year after the date the shares are issued to the participant pursuant to the exercise of the ISO, any gain or loss, measured by the difference between the exercise price and the sale price, realized on the subsequent sale of the shares, will be long-term capital gain or loss. The Company will not be entitled to take a deduction as a result of such exercise or sale. At the time of exercise, the excess of the fair market value of the shares over the exercise price is treated as an addition to the participant's "alternative minimum taxable income" for purposes of the alternative minimum tax (AMT); this excess is not taxed again for AMT purposes when the shares are later sold. If the participant sells the shares before the holding periods have elapsed, he will generally have ordinary income in the year of sale equal to the excess of the fair market value of the shares at the time he exercised the ISO over the exercise price. The Company may then be entitled to a deduction in the amount of ordinary income recognized by the participant. The gain, if any, in excess of the amount of ordinary income recognized by the participant will be short-term or long-term capital gain, depending upon the length of time the shares were held.

     Non-Qualified Stock Options. A participant recognizes no income and the
     ---------------------------
Company receives no deduction upon the grant of a NQSO. Upon exercise of a NQSO, a participant must include as ordinary income the excess of the fair market value of the stock on the date of exercise over the exercise price, and the Company will receive a deduction at the same time and in the same amount. The Company will be required to withhold federal income taxes and other taxes. The holding period for capital gain or loss treatment will begin to run at that time. The gain or loss on any subsequent sale of the shares will be measured by the difference between the sale price and the fair market value of the shares on the date of exercise, and if such shares have been held for more than one year, the participant will be entitled to long-term capital gain treatment.

     Stock Awards. A participant recognizes income and the Company receives a
     ------------
corresponding compensation deduction at the time that any substantial risk of forfeiture lapses or at the time of the award if it is made without a delayed vesting condition. At such time, the participant is subject to withholding requirements and the Company's deduction would be in the amount of the then fair market value of the stock.

     The value of a share of the Company's Common Stock, as defined in the Incentive Plan, was $3-1/4 on April 14, 2000.

     The Incentive Plan will terminate on April 14, 2010, unless sooner terminated by the Board.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
           THE ADOPTION OF THE 2000 LONG-TERM INCENTIVE STOCK PLAN.


                             INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG LLP, independent public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 2000. The Company expects that a representative of that firm will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from the stockholders.

                             STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the Company's proxy materials for the 2001 Annual Meeting of Stockholders, a stockholder proposal must be received by the Corporate Secretary no later than December 21, 2000. A stockholder proposal intended to be brought before the 2001 Annual Meeting without inclusion in the Company's proxy materials must be received by the Corporate Secretary no earlier than February 9, 2001 and no later than March 11, 2001, which is not less than 90 nor more than 120 days prior to the anniversary date of the preceding year's Annual Meeting of Stockholders (or special meeting in lieu of an annual meeting). All proposals should be addressed to Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903, Attention: Corporate Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

                                *      *      *

Upon the written request of any person who on the record date was a record owner of Company stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send such person, without charge, a copy of its Annual Report on Form 10-K for 1999, as filed with the Securities and Exchange Commission. Requests for this Report should be directed to Westmoreland Coal Company, 14th Floor - Holly Sugar Building, 2 North Cascade Avenue, Colorado Springs, Colorado 80903.

                                OTHER BUSINESS

     The Board of Directors has no present intention of bringing any other business before the meeting and has not been informed of any other matters that are to be presented to the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will vote in accordance with their best judgment.



                                    By order of the Board of Directors


                                    /s/ Paul W. Durham
                                    Paul W. Durham
                                    Corporate Secretary

                                                                         ANNEX A
                           WESTMORELAND COAL COMPANY

                      2000 LONG-TERM INCENTIVE STOCK PLAN

     SECTION 1. Purpose. The purpose of the 2000 Long-Term Incentive Stock Plan (the "Plan") of the Company is (a) to align the interests of shareholders and employees of the Company by encouraging and creating ownership of Common Stock of Westmoreland Coal Company by officers and other key salaried employees of the Company; (b) to enable the Company to attract and retain qualified officers and employees who contribute to the Company's success by their ability, dedication and ingenuity; and (c) to provide meaningful long-term incentive opportunities for officers and other key salaried employees who are responsible for the success of the Company and who are in a position to make significant contributions toward its objectives.

     SECTION 2. Definitions. In addition to the terms defined elsewhere in the Plan, the following shall be defined terms under the Plan:

          2.01. "Award" means any Option, Stock Award or any other right or interest relating to Shares, granted under the Plan.

          2.02. "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

          2.03.  "Board" means the Board of Directors of Westmoreland Coal
Company.

          2.04.  "Change of Control" and related terms are defined in Section 9.

          2.05. "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

          2.06. "Committee" means the Compensation and Benefits Committee of the Board of Directors, or such other Board committee as may be designated by the Board to administer the Plan, or any subcommittee of either; provided, however, that such Committee or subcommittee shall consist of two or more directors, each of whom is a "Nonemployee Director" within the meaning of Rule 16b-3.

          2.07. "Company" means Westmoreland Coal Company and each of its Subsidiaries, together with any successor thereto.

          2.08.  "Date of Grant" means the date on which an Award is granted.

          2.09. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

          2.10. "Fair Market Value" means, with respect to Shares or Awards, on a given date (i) the mean between the highest and lowest reported sales prices for the Shares on that date (or, if there were no such sales on that date, on the next most recent date on which there were such sales) as reported by the American Stock Exchange (or, if the Shares are not then listed on the American Stock Exchange, such other national securities exchange on which the Shares are then listed), (ii) if the Shares are not then listed on a national securities exchange, the mean between the closing bid and asked price quotations for the Shares on that date (or if none on that date, on the next most recent date) as reported by the NASDAQ National Market or any successor thereto, or (iii) if the Shares are not then listed on a national securities exchange or The NASDAQ National Market, the mean between the closing bid and asked price quotations for the Shares on that date (or if none on that date, on the next most recent date) as reported by the National Association of Securities Dealers Automatic Quotation System or any successor thereto.

          2.11. "Incentive Stock Option" means an Option that is intended by the Committee to meet the requirements of Section 422 of the Code.

          2.12. "Non-Qualified Stock Option" means an Option that is not intended by the Committee to be an Incentive Stock Option, and is designated as such, or represents that part of an Option in excess of the amount qualifying as an Incentive Stock Option, under provisions of the Code.

          2.13. "Option" means a right, granted to an individual who meets the eligibility requirements under Section 5, to purchase Shares at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option, but unless specified otherwise, shall be an Incentive Stock Option.

          2.14. "Participant" means a person who has been granted an Award under the Plan.

          2.15.  "Plan" is defined in Section 1.

          2.16. "Stock Award" means an Award, payable in Shares, that may be granted subject to a risk of forfeiture if the Participant ceases to be employed by the Company during a specified period (the "restriction period"), or if performance criteria, if any, specified by the Committee are not met. A Restricted Stock Award may provide a vesting schedule under which vesting could occur at an earlier date than otherwise established if specified performance criteria are met before the end of the restriction period. The restriction period and the vesting schedule, if any, shall be determined by the Committee in its discretion.

          2.17. "Rule 16b-3" means Rule 16b-3, as from time to time amended, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

          2.18. "Shares" means the Common Stock, $2.50 par value, of Westmoreland Coal Company and such other securities of Westmoreland Coal Company as may be substituted for Shares or such other securities pursuant to Section 10.

          2.19. "Subsidiary" means any corporation with respect to which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock, but excluding any corporation determined by the Board or the Committee not to be a Subsidiary for the purpose of this definition. In addition, any other related entity may be designated by the Board or the Committee as a Subsidiary.

          2.20. "Ten Percent Shareholder" means a person who on the Date of Grant owns, either directly or within the meaning of the attribution rules in
Section 425(d) of the Code, stock possessing more than 10 percent of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations, as defined respectively in sections 425(e) and 425(f) of the Code.

SECTION 3.  Administration

     3.01. Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions and any other necessary actions in administering the Plan, unless precluded in this document:

            (i) to select and designate persons to whom Awards shall be granted;

            (ii)   to designate Subsidiaries;

            (iii) to determine the type or types of Awards to be granted to each person eligible under Section 5;

            (iv) to identify the salaried employees who are "executives, managers or key employees" for the purpose of their eligibility pursuant to
Section 5 to participate in the Plan.

            (v) to determine the number of Awards to be granted, the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waivers or accelerations thereof, and waiver of performance or other conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

            (vi) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

            (vii) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

            (viii) to adopt, amend, suspend, waive, and rescind rules and regulations relating to the Plan and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

            (ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder; and

            (x) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

     3.02. Manner of Exercise of Committee Authority. Unless authority is specifically reserved to the Board under the terms of the Plan, or applicable law, the Committee shall have sole discretion in exercising such authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, Subsidiaries, Participants, any person claiming any rights under the Plan from or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such event, to hold a meeting. The Committee may delegate to officers or managers of the Company the authority, subject to such terms as the Committee shall determine, to perform administrative functions under the Plan.

     3.03. Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or by a professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf, shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

     SECTION 4. Shares Subject to the Plan. Subject to adjustment as provided in Section 10, the total number of Shares reserved and available for Awards under the Plan shall be 350,000, but no more than one-third can be granted in the form of Stock Awards. If any Shares to which an Award relates are forfeited or the Award is terminated without distribution of Shares, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for Awards under the Plan; provided, however, that such Shares shall be available for issuance only to the extent permitted under Rule 16b-3.

     SECTION 5. Eligibility. Awards may be granted only to executives, managers or key employees who are also salaried employees (including employees who are also directors) of the Company. The composition of the class of employees who meet this eligibility requirement shall be determined and may be changed from time to time in the sole discretion of the Committee. No Award shall be granted to any non-employee director. An Incentive Stock Option shall not be granted to a Ten Percent Shareholder except on such terms concerning the option price and conditions of exercise as described in Section 6.03 with respect to such person.

     SECTION 6.  Specific Terms of Awards.

     6.01. General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation the acceleration of vesting of any Awards or terms requiring forfeiture of Awards in the event of termination of employment by the Participant.

     6.02. Stock Awards. The Committee is authorized to grant Restricted Stock to persons eligible under Section 5 on the following terms and conditions:

            (i) Issuance and Restrictions. Stock Awards shall be subject to such restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise as the Committee shall determine.

            (ii) Vesting Conditions. Stock Awards shall cease to be subject to forfeiture at the end of any restriction period if the Participant remains an employee of the Company throughout the restriction period, and if applicable, any performance criteria specified by the Committee are met during the restriction period (or, if the Committee so provides, vesting could occur at an earlier date than otherwise established if the preestablished performance criteria are met at an earlier date). Notwithstanding the aforesaid, the Committee may determine in any individual case, that restrictions or forfeiture conditions relating to Stock Awards will be waived in whole or in part in the event of terminations resulting from specified causes.

            (iii) Certificates of Shares. Stock Awards granted under the Plan may be evidenced in such manner, as the Committee shall determine. As soon as reasonably possible after vesting has occurred, the Company will cause a certificate of shares registered in the name of the Participant to be issued and delivered to the Participant.

            (iv) Rights of Shareholders. A Participant shall have no right as a shareholder (including the right to vote, or to receive dividends) until the Stock Award has vested and certificates of shares are registered in his or her name.

     6.03. Options. The Committee is authorized to grant Options to persons eligible under Section 5 on the following terms and conditions:

            (i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such exercise price for an Incentive Stock Option shall be not less than the Fair Market Value of a Share on the Date of Grant of such Option. Additionally, the exercise price per Share of any Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than 110 percent of the Fair Market Value of a Share on the Date of Grant of such Option.

            (ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Shares, other Awards or awards issued under other Company plans, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through "cashless exercise" arrangements), and the methods by which Shares will be delivered or deemed to be delivered to Participants. Options shall expire not later than ten years after the date of grant. Incentive Stock Options granted to a Ten Percent Shareholder shall expire not later than five years after the Date of Grant.

            (iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirements that no Incentive Stock Option shall be granted more than ten years after the effective date of the Plan. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, not shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code.

     SECTION 7.  Certain Provisions Applicable to Awards.

     7.01. Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to Section 6.03; provided, however, that in no event shall the term of any Award granted exceed a period of ten years from the Date of Grant.

     SECTION 8.  General Restrictions Applicable to Awards.

     8.01.  Restrictions Under Rule 16b-3.

            8.01.1. Nontransferability. Awards which constitute derivative securities (including any option or other award in the nature of a right) shall not be transferable by a Participant except by will or the laws of descent and distribution or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Incentive Stock Options and, if then required by Rule 16b-3, any other derivative security granted under the Plan, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in an Award Agreement at the time of grant or thereafter, and a transfer may occur pursuant hereto only if so set forth, that the options (other than Incentive Stock Options) or nonvested Stock Awards may be transferred to members of the recipient participant's immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. For this purpose, immediate family means the recipient participant's spouse, parents, children, stepchildren, grandchildren and legal dependants. Any transfer of options or nonvested Stock Awards made under this provision will not be effective until notice of such transfer is delivered to the Company.

            8.01.2. Compliance with Rule 16b-3. It is the intent of the Company that this Plan comply in all respects with Rule 16b-3 in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such person, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such person.

     8.02. Share Certificates. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop-transfer order and other restrictions as the Committee may deem advisable under applicable federal or state laws, rules and regulations thereunder, and the rules of any national securities exchange on which Shares are listed. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions or any other restrictions that may be applicable to Shares, including under the terms of the Plan or any Award Agreement. In addition, during any period in which Awards or Shares are subject to restrictions under the terms of the Plan or any Award Agreement, the Committee may require the Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to an Award shall remain in the physical custody of the Company or such other person as the Committee may designate.

     SECTION 9. Change of Control Provisions. Notwithstanding any other provision of the Plan, the following acceleration and valuation provisions shall apply in the event of a "Change in Control" as defined in this Section 9:

     9.01. Acceleration and Cash-Out Rights. In the event of a "Change in Control," as defined in Section 9.02, automatically in the case of Participants subject to Section 16 of the Exchange Act, and unless otherwise determined by the Board in writing at or after grant but prior to the occurrence of the Change of Control in the case of Participants not subject to Section 16 of the Exchange
Act:

            (i)    All Stock Awards shall be deemed fully vested; and

            (ii) Any Option that was not previously exercisable and vested shall become fully exercisable and vested.

     9.02. Change of Control. For purposes of Section 9.01, a "Change of Control" shall mean:

            (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (ii) combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company or any of its subsidiaries, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or
(iii) any acquisition by any corporation with respect to which, following such acquisition, more than 75 percent of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

            (b) Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation to which Rule 14a-11 of Regulation 14A promulgated under the Exchange Act applies or other actual threatened solicitation of proxies or consents; or

            (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 75 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

     SECTION 10. Adjustment Provisions. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may thereafter be issued in connection with Awards, (ii) the limit on the number of Shares subject to Option Grants for any Participant, (iii) the number and kind of Shares issued or issuable in respect of outstanding Awards, and (iv) the exercise price, grant price, or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that, with respect to Incentive Stock Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principals.

     SECTION 11.  Change to the Plan and Awards.

     11.01. Changes to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may impair the rights of such Participant under any Award theretofore granted to him.

     SECTION 12.  General Provisions.

     12.01. No Rights to Awards. No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees.

     12.02. No Shareholder Rights. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Participant in accordance with the terms of the Award.

     12.03. Tax Withholding. The Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts for withholding and other taxes due with respect thereto, its exercise, or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax liabilities relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations.

     12.04. No Right to Employment. Nothing contained in the Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any employee any right to continue in the employ of the Company or to interfere in any way with the right of the Company to terminate his employment at any time or increase or decrease his compensation from the rate in existence at the time of granting of an Award.

     12.05. Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

     12.06. Other Compensatory Arrangements. The Company shall be permitted to adopt other or additional compensation arrangements (which may include arrangements which relate to Awards), and such arrangements may be either generally applicable or applicable only in specific cases.

     12.07. Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

     12.08. Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

     SECTION 13. Effective Date. The Plan shall become effective on April 14, 2000; provided, however, that within one year after such date, the Plan shall have been approved by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote at a meeting of the Company's shareholders, or any adjournment thereof. The termination date of the Plan shall be April 14, 2010.

                [_] COMMON


P                           WESTMORELAND COAL COMPANY
R                          Proxy for COMMON SHARES Only
O                   Solicited on Behalf of the Board of Directors
X                          Annual Meeting - June 9, 2000
Y



The undersigned hereby constitutes and appoints Christopher K. Seglem, W. Michael Lepchitz and Paul W. Durham and each of them, as true and lawful agents and proxies with power of substitution, to represent the undersigned and to vote all common shares of stock held by the undersigned at the annual meeting of shareholders to be held at the Antlers Adam's Mark Hotel, Colorado Springs, CO on Friday, June 9, 2000 at 10:00 a.m. (mountain time), and at any adjournments thereof, on all matters coming before said meeting as noted on the reverse side of this card.

       Election of Directors by the holders of common shares, Nominees:

       Pemberton Hutchinson, William R. Klaus, Christopher K. Seglem Thomas W. Ostrander and Thomas J. Coffey

                                                             SEE REVERSE
                                                                 SIDE
                             Fold and Detach Here
------------------------------------------------------------------------

------------------------------------------------------------------------
     Please mark your
X    votes as in this
     example.                                                       1283
------------------------------------------------------------------------

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted for the election of directors, and FOR proposal 2.

The Board of Directors recommends a vote FOR

------------------------------------------------------------------------

1. Election of Directors
   (see reverse)

   FOR [ ]         WITHHELD [ ]

For, except vote withheld from the following nominee(s):

------------------------------------------------------------------------

2. Proposal to approve adoption of 2000 Long-Term Incentive Stock Plan.

   FOR [ ]         AGAINST [ ]          ABSTAIN [ ]

   Special Action

   Will Attend Annual Meeting


RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT DATED APRIL 20, 2000 ARE HEREBY ACKNOWLEDGED.


SIGNATURE (S)___________________________ DATE__________________2000

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
------------------------------------------------------------------------

                             Fold and Detach Here

[_] DEPOSITARY


P                       WESTMORELAND COAL COMPANY
R                    Proxy for DEPOSITARY SHARES Only
O               Solicited on Behalf of the Board of Directors
X                      Annual Meeting - June 9, 2000
Y


The undersigned hereby constitutes and appoints Christopher K. Seglem, W. Michael Lepchitz and Paul W. Durham and each of them, as true and lawful agents and proxies with power of substitution, to represent the undersigned and to vote all depositary shares of stock held by the undersigned at the annual meeting of shareholders to be held at the Antlers Adam's Mark Hotel, Colorado Springs, CO on Friday, June 9, 2000 at 10:00 a.m. (mountain time), and at any adjournments thereof, on all matters coming before said meeting as noted on the reverse side of this card.

     Election of Directors by the holders of depositary shares, Nominees:

     Robert E. Killen and James W. Sight


                                                                     SEE REVERSE
                                                                        SIDE

                             Fold and Detach Here
------------------------------------------------------------------------

------------------------------------------------------------------------


          Please mark your
X         votes as in this
          example.                                                  7191
------------------------------------------------------------------------

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted for the election of directors, and FOR proposal 2.

         The Board of Directors recommends a vote for
------------------------------------------------------------------------

1. Election of Directors
   (see reverse)

   FOR [ ]     WITHHELD [ ]

For, except vote withheld from the following nominee(s):

------------------------------------------------------------------------

2. Proposal to approve adoption of 2000 Long-Term Incentive Stock Plan.

   FOR [ ]     AGAINST [ ]      ABSTAIN  [ ]

Special Action

   [ ]  Will Attend Annual Meeting

RECEIPT OF THE NOTICE OF ANNUAL
MEETING AND PROXY STATEMENT DATED
APRIL 20, 2000 ARE HEREBY ACKNOWLEDGED.


SIGNATURE (S)_____________________________  DATE__________________________ 2000

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

------------------------------------------------------------------------

                             Fold and Detach Here